Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Annual Report on Form 10-K of Westway Group, Inc. for the year ended December 31, 2009 of our report dated March 9, 2009, with respect to the audit of the balance sheets of Shermen WSC Acquisition Corp. as of December 31, 2008, and the related statements of operations and cash flows for the years ended December 31, 2008 and 2007, and stockholders’ equity from December 31, 2006 through December 31, 2008. We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-164289) and related Prospectus of Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) of our said report dated March 9, 2009 included in this Annual Report (Form 10-K) of Westway Group, Inc. for the year ended December 31, 2009.

/s/ Rothstein, Kass & Company, P.C.

Roseland, NJ

March 16, 2010